Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-262462) and Form S-8 (File No. 333-252054). of Motorsport Games Inc. of our report dated March 24, 2021, with respect to the consolidated financial statements as of and for the year ended December 31, 2020 of Motorsport Gaming US LLC and subsidiaries, included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

March 30, 2022